Exhibit 99.1

June 15, 2022

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. announces 11% increase in quarterly dividend

SPRINGFIELD, Mo. – The Board of Directors of Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, declared a $0.40 per common share dividend for the second quarter of the calendar year ending December 31, 2022. This dividend represents an 11% increase from the previous quarter’s dividend of $0.36 per common share.

The dividend will be payable on July 12, 2022, to shareholders of record on June 27, 2022. This dividend represents the 130th consecutive quarterly dividend paid by the Company to common shareholders.

With total assets of $5.4 billion, Great Southern offers a broad range of banking services to commercial and consumer customers. Headquartered in Springfield, Missouri, the Company operates 93 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska, and commercial loan production offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select Market.

www.GreatSouthernBank.com